Exhibit 10.9

CONFIDENTIAL

April 4, 2014

Meenu Chhabra

Dear Meenu:

I am very pleased to extend an offer of employment as the President and Chief Executive Officer of Proteostasis Therapeutics, Inc. (“Proteostasis” or the “Company”) on the following terms.

1. Position and Duties; Board Membership; Start Date. You will serve as the President and Chief Executive Officer (“CEO”) of the Company. In this capacity, you will have control over and responsibility for the day-to-day business and affairs of the Company and the authority and duties customarily assigned to the President and CEO roles, as well as such other duties and responsibilities as may from time to time be prescribed by the Board of Directors (the “Board”). You will serve on the Board as long as you are President and CEO of the Company and will resign upon the termination of your employment for any reason. You will start working full-time at Proteostasis as President and CEO no later than May 19, 2014 (the date you commence employment with the Company is herein referred to as your “Start Date”).

2. Compensation and Benefits.

(a) Base Salary. Your base salary will be calculated based upon a rate of $425,000 per year and will be payable on a bi-weekly basis for so long as you remain an employee of Proteostasis. Your base salary shall be reviewed annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”).

(b) Annual Bonus. You will be eligible to receive an annual cash bonus of up to 40% of your base salary at the discretion of the Board, and subject to pro ration for 2014.

(c) Equity Grant. Effective as of your Start Date, the Company will issue you 3,892,415 options to purchase a fixed number of shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), representing 4.0% of the total number of shares of the Company’s capital stock outstanding as of your Start Date, on an as-converted to Common Stock basis, including for purposes of this calculation the exercise of all options and warrants, including any shares issuable pursuant to existing option agreements or other instruments such as promissory notes, and the conversion of convertible securities outstanding as of the Start Date. This option grant will have an exercise price equal to the fair market value of the Common Stock on the Start Date (as determined by the Board or Compensation Committee) and, to the extent permitted under tax law, will be comprised of incentive stock options under

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March 28, 2014

Proteostasis’ Equity Incentive Plan (the “Plan”). The number of shares equal to 25% of the total option grant will vest on the first anniversary of your Start Date and the remaining shares, equal to 75% of the total option grant, will vest in twelve (12) equal quarterly installments at the end of each quarterly (3-month) period following the first anniversary the Start Date, subject to the acceleration provisions set forth herein. Subject to the terms of the Plan and as set forth herein, the term of the option will be 10 years after the Start Date. You will also remain eligible to receive subsequent equity awards from time to time in accordance with the Company’s compensation policies and procedures then in effect, in any such case, as determined by the Board (or Compensation Committee) acting in its sole discretion. If during the first twelve months of your employment, the Company closes on an equity financing of $20,000,000 or more, upon Board approval, you will receive an additional option award of one (1) percent of the total equity outstanding at the close of that financing. For clarity, the additional award will only apply to the first equity financing of $20,000,000 or more that closes within the twelve month period of your Start Date.

(d) Other Benefits. Proteostasis offers a range of fringe benefit plans, including a 401(k) plan and medical, dental, life, and disability insurances. Some of these plans require that you share in the cost; some are paid for by the Company. Information relating to these plans has previously been made available to you. You will be entitled to participate in or receive benefits under the Company’s existing and future employee benefit plans, as amended or adopted time to time, subject to the terms and conditions of those employee benefit plans.

(e) Vacation. You will be entitled to up to 20 days of paid vacation in each calendar year, subject to the Company’s vacation policy in effect, as amended from time to time, pro rated for any portion of a calendar year you serve.

3. Termination

(a) Termination by the Company without Cause. If your employment is terminated by the Company without Cause, the Company shall, through the date of termination, pay you or provide to you any earned but unpaid salary and bonus, if any, unpaid expense reimbursements, accrued but unused vacation, and any vested benefits you may have under any employee benefit plan of the Company, and you will be entitled to the following payments and benefits:

(i) the Company shall pay you severance pay in the form of continuation of your base salary for six (6) months in accordance with the Company’s payroll practice, beginning on the Company’s first regular payroll date that occurs 35 days after the Date of Termination; the Company shall discontinue such severance payments if at any time during such 6-month period you obtain employment in any capacity that provides you with aggregate cash compensation equal to or greater than such severance payments; if at any time during such 6-month period you obtain employment in any capacity that provides you with aggregate cash compensation less than the amount of such severance payments, then the Company shall reduce on

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March 28, 2014

a pro rata basis such severance payments by the amount of such aggregate cash compensation; solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment is considered a separate payment;

(ii) the Company at its cost shall provide you and your dependents with life, disability, accident and health insurance benefits substantially similar to those which you and they were receiving immediately prior to the date of termination; you will receive these benefits until the earlier of (x) 6 months from the date of termination, and (y) the date you become re-employed with benefits available that are substantially comparable to the benefits provided under the corresponding Company plan; and

(iii) any outstanding equity grants will immediately vest with respect to that number of shares which would have vested if you had continued in employment with the Company for a period of 6 months following the Date of Termination in accordance with any such equity grant’s vesting schedule, and you shall have 90 days from the Date of Termination to exercise vested equity grants.

No severance pay or other benefits shall be due to you under this Section 3(a) unless and until you execute and deliver to the Company a release in a form suitable to release the Company and its affiliates from any and all claims that you may have against them related to your employment with the Company, other than claims under this offer letter to receive compensation and benefits following termination of your employment with the Company.

(b) For purposes of this offer letter, “Cause” shall mean (i) your willful failure to perform your duties hereunder (other than as a result of your total or partial incapacity due to physical or mental illness), (ii) your commission of any act of willful misconduct, fraud or dishonesty or your gross negligence that substantially and adversely affects the business of Proteostasis, (iii) any act or acts on your part constituting a felony or a crime of moral turpitude for which you are convicted by a court of competent jurisdiction under the laws of the United States or any state thereof, or (iv) a material breach of your obligations under the Employee Non-Disclosure and Inventions Agreement between you and Proteostasis.

4. Change in Control Provisions. The provisions of this Section 4 set forth your rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance your continued attention and dedication to your assigned duties and your objectivity during the pendency and after the occurrence of any such event.

(a) Termination of Employment. If within 12 months after a Change in Control, your employment is terminated (i) by the Company or (ii) by you for Good Reason, the Company shall pay you a severance payment in an amount equal to your base salary over the immediately prior 12 months (such severance payment, the “CIC Severance Amount”). The CIC

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Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months beginning on the Company’s first regular payroll date that occurs 35 days after the date of termination by the Company. Solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment. In addition:

(A) the Company at its cost will provide you and your dependents with life, disability, accident and health insurance benefits substantially similar to those which you and they were receiving immediately prior to the date of termination. You will receive these benefits until the earlier of (i) 12 months from the date of termination, and (ii) the date you become re-employed with benefits substantially comparable to the benefits provided under the corresponding Company plan; and

(B) (i) 100% of your then outstanding unvested equity shall vest and become fully exercisable and not subject to forfeiture as of the date of termination; and (ii) you shall have 90 days from the date of termination to exercise vested equity grants.

No severance pay or other benefits shall be due to you under this Section 4(a) unless and until you execute and deliver to the Company and/or its successor a release in a form suitable to release the Company, its successor and their respective affiliates from any and all claims that you may have against them related to your employment with the Company and/or its successor, other than claims under this offer letter to receive compensation and benefits following termination of your employment with the Company.

(b) Definitions. For purposes of this offer letter, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, is or shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities, other than as a result of the acquisition of newly issued shares of capital stock of the Company pursuant to any financing transaction by the Company or otherwise;

(ii) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the incumbent Board before the date of the appointment

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or election, provided, that directors whose initial assumption of office is in connection with an actual or threatened election contest related to the election of directors of the Company will not be considered as members of the incumbent Board for purposes of this paragraph for a period of 12 months following such initial assumption, and provided, further, that this subparagraph (ii) shall not be applicable at any time prior to the Company’s initial public offering; or

(iii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company (other than in connection with the wind-up, liquidation or dissolution of the Company).

“Good Reason” shall mean the occurrence of any of the following events: (i) a material diminution in the your responsibilities, authority or duties; (ii) you are not elected to, or are removed from, the board of directors of Company, a successor, or an acquirer; (iii) you are made to report to anyone other than the board of directors of the Company, a successor, or an acquirer; or (iv) a material diminution in your base salary; provided you must give the Company written notice of the condition that gives rise to the Good Reason within 30 days of the occurrence of the condition, in which event the Company shall have 30 days to remedy the condition, after which you may resign for Good Reason by giving written notice no later than 30 days after the expiration of the applicable 30-day remedy period.

5. Section 409A Compliance. Each payment pursuant to the terms of this offer letter shall be considered a separate payment for purposes of Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this offer letter providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Internal Revenue Code Section 409A (“Section 409A”) and, for purposes of this offer letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this offer letter, if you are a “specified employee” (within the meaning of Section 409A) on the date of your separation from service, then any payments or benefits that otherwise would be payable pursuant to the terms of this offer letter within the first 6 months following the your separation from service (the “409A Suspension Period”), shall instead be paid in a lump sum within 14 days after the end of the 6-month period following your separation from service, or your death, if sooner, but only to the extent that such payments or benefits provide for the “deferral of compensation” within the

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meaning of Section 409A, after application of the exemptions provided in Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(ii)-(v) thereof. After the 409A Suspension Period, you will receive any remaining payments and benefits due in accordance with the terms of this offer letter (as if there had not been any suspension beforehand). The Company will cooperate with you in making any amendments to this offer letter that you reasonably request to avoid the imposition of taxes or penalties under Section 409A of the Code provided that such changes do not provide you with additional benefits (other than de minimis benefits) under this terms of this offer letter.

6. Conflicts of Interest; Outside Service. The Executive shall avoid all activities and other actions that would conflict with the interests of the Company. Provided it does not conflict with her duties to the Company, it is hereby expressly agreed that through June 30, 2014, the President and CEO shall be permitted to complete any outstanding obligations she may have to Allozyne Inc.

7. Indemnification. The Company and you will enter into an indemnification agreement in a form approved by the Board for the Company’s senior executives.

8. Consent to Jurisdiction. To the extent that any court action is initiated to enforce the terms of this offer letter, you and the Company hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts.

9. Your Successors. The terms of this offer letter will inure to the benefit of and be enforceable by your personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of your death prior to the completion by the Company of all payments due hereunder, the Company shall continue such payments to any beneficiary designated in writing to the Company prior to your death (or to your estate, if you do not make such designation). This Agreement shall be binding upon you and your successors, permitted assigns, personal representatives, executors, administrators, heirs, distributees, devisees and legatees. Except to the extent contemplated under this Section 9, you may not assign this offer letter nor any of your rights or obligations under this offer letter, whether voluntarily, by operation of law or otherwise, without the prior written consent of the Company.

10. Governing Law. The terms of this offer letter shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles of such state.

11. Binding Effect on Company and Successors. This offer letter shall inure to the benefit of, and be binding upon, the Company and its successors and permitted assigns. Without your prior written consent, the Company may not assign this offer letter, nor any of its rights or obligations under this offer letter, whether voluntarily, by operation of law or otherwise, except (i) to a controlled affiliate of the Company and (ii) to a successor or acquirer of the Company in connection with a Change of Control.

Meenu Chhabra

March 28, 2014

12. Miscellaneous Provisions.

(a) This offer is contingent upon your execution of the “Employee Non-Disclosure and Inventions Agreement”.

(b) All new hires must complete, as required by law, the Employment Eligibility Verification Form, IRCA I-9. Your offer of employment is contingent upon your ability to provide Proteostasis with satisfactory proof of your identity and authorization to work in the United States. On your first day of employment please bring any of the following preferred documents: United States Passport, Certification of United States Citizenship, Certification of Naturalization, and un-expired Foreign Passport with attached Employment Authorization, or an Alien Registration Card. If these documents are not available you may offer a State-issued driver’s license or US Military Card along with an original social security card, or a birth certificate issued by a State, county, or municipal authority bearing a seal or other certification, or an un-expired INS Employment Authorization Form.

Please indicate your acceptance of the above offer of employment on the terms outlined herein by signing one copy of this letter and returning it so that I receive it no later than April 4, 2014, after which date the offer described in this letter will expire.

The Board of Directors and Executive Team are very enthusiastic about your joining Proteostasis, and we look forward to welcoming you aboard. We believe that your contribution will play an important role in helping accelerate the development of Proteostasis into a profitable and growing company. Please feel free to contact me if you have any questions.

Sincerely,

/s/ Christopher K. Mirabelli	4/4/2014
Christopher K. Mirabelli, PhD Chairman	Date

Agreed to and accepted by:

/s/ Meenu Chhabra	4/7/2014
Meenu Chhabra	Date